COMMON STOCK	COMMON STOCK

LSO

INCORPORATED UNDER THE LAWS OF THE STATE OF WASHINGTON	SEE REVERSE FOR CERTAIN DEFINITIONS AND RESTRICTIONS CUSIP 53223M 10 1

This Certifies that

is the record holder of
FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, $0.001 PAR VALUE PER SHARE OF
transferable on the books of the Corporation by the holder hereof, in person or by a duly authorized attorney, upon surrender of this Certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and Registrar.
     WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.
Dated: